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                                                                      EXHIBIT 11

                Statement Re: Computation of Per Share Earnings


     Effective December 15, 1997, the Company adopted SFAS 128, "Earnings Per Share. SFAS 128 replaces the presentation of primary EPS with earnings per common share ("basic EPS"). Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period. SFAS 128 also requires presentation of EPS assuming dilution ("diluted EPS"). Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company's potential dilutive instruments represent common shares issuable under its stock option plans. The dilutive effect of stock options is computed using the treasury stock method. In accordance with SFAS 128, the Company has restated all prior period earnings per share data. Weighted average common shares have also been adjusted to reflect the Company's 1997 three-for-two stock split.

     The calculation of the Registrant's basic and diluted earnings EPS required by Item 601(b)(11) of Regulation S-K is presented below (dollars in thousands, except per share data):

                                                             1997        1996        1995
                                                           --------    --------    --------

Net income available to common shareholders                 $17,793     $14,838     $13,294
                                                           ========    ========    ========

Weighted average common shares outstanding used
   in basic earnings per share calculation                   12,053      11,899      11,906
Dilutive effect of employee stock options after
   application of the treasury stock method                     411         588         558
                                                           --------    --------    --------
Weighted average number of shares outstanding adjusted
   for the effect of dilutive securities                     12,464      12,487      12,464
                                                           ========    ========    ========
   Basic earnings per share                                   $1.48       $1.25       $1.12
                                                              =====       =====       =====
   Diluted earnings per share                                 $1.43       $1.19       $1.07
                                                              =====       =====       =====